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Exhibit 23.1

Independent Auditors' Consent

The Board of Directors and Stockholders
B&G Foods Holdings Corp.:

We consent to the use of our report included herein and to the references to our firm under the headings "Selected Historical Consolidated Financial Data" and "Experts" in the prospectus covering the 30,050,502 Enhanced Income Securities (EISs) and the $25,000,000 Senior Subordinated Notes due 2016, in the prospectus covering the $150,000,000 Senior Notes due 2011, and in the prospectus covering the 6,633,758 Enhanced Income Securities(EISs).

/s/ KPMG LLP
New York, New York
April 30, 2004

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Independent Auditors' Consent